October 1, 2012

Dear Fellow Stockholder:

Inland Diversified continues to add quality assets to our portfolio.  This month’s acquisitions include six grocery-anchored properties.  Grocery stores continue to serve everyday needs in today’s necessity-based economy, and we believe these assets will provide solid income for our investors. The Company’s newest assets are highlighted below:

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Schnuck’s Grocery Portfolio, a portfolio of three Schnuck’s grocery stores located in St. Louis and suburban St. Louis, Missouri totaling 185,722 square feet was purchased for approximately $22.6 million.  Each property is 100% occupied by Schnuck’s.  The lease for each property is triple net and has a remaining term of 15 years.

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Pathmark Grocery Portfolio, a portfolio of three Pathmark grocery stores located in New York, Pennsylvania and Delaware, totaling 142,443 square feet was purchased for approximately $48.8 million.  Each property is 100% occupied by Pathmark.  The leases for these properties are triple net, and have an average remaining term of 18 years.

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Centre Point Commons, a 119,275 square-foot retail shopping center located in Bradenton, Florida was purchased for approximately $25.6 million.  The property has an economic occupancy of 99% with 13 tenants including, Dick’s, Panera, Best Buy, Chipotle and Office Max.

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Dollar General Portfolio, a portfolio of 15 Dollar General stores totaling 155,324 square feet, located across Texas was purchased for approximately $18.1 million.  Each property is 100% occupied by Dollar General.  The leases for these properties are triple net and have an average remaining term of 12 years.

As of September 24, 2012, Inland Diversified owned and operated 121 properties with a combined purchase price of approximately $1.6 billion, containing 8.9 million square feet of retail, industrial and office properties, and 420 multi-family units.

We are pleased to enclose your check or account statement which includes information regarding your share of the 6% annualized distribution on a share purchase price of $10.00 paid to stockholders for record dates in September 2012.  We are proud of our sponsor’s 40+ years of integrity, and Inland Diversified’s ongoing commitment not to pay any portion of your distribution out of offering proceeds.

We appreciate and thank you for your investment in Inland Diversified.

Sincerely,

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

Robert D. Parks	Barry L. Lazarus
Chairman of the Board	President and Chief Operating Officer

Enclosure

cc: Trustee, Broker Dealer, Financial Advisor